Exhibit 1.01
Conflict Minerals Report
SunPower Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for 2014 as required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Form SD (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is June 1, 2015.
Unless the context indicates otherwise, the term “SunPower” refers to SunPower Corporation and its consolidated subsidiaries. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. In particular, statements contained in this document that are not historical facts, including, but not limited to, statements concerning the additional steps that SunPower intends to take to mitigate the risk that its necessary Conflict Minerals benefit armed groups, constitute forward-looking statements and are made under the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act.
Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties may include, but are not limited to, the continued implementation of satisfactory traceability and other compliance measures by SunPower’s direct and indirect suppliers on a timely basis or at all, whether smelters and refiners and other market participants responsibly source Conflict Minerals and political and regulatory developments, whether in the Democratic Republic of the Congo (the “DRC”) and its adjoining countries (the “Covered Countries”), the United States or elsewhere. SunPower cautions readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. SunPower undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.
Overview; Applicability of the Conflict Minerals Rule to SunPower
SunPower is a vertically integrated solar energy products and solutions company that designs, manufactures and delivers high-performance solar systems worldwide, serving as a one-stop shop for residential, commercial and utility-scale power plant customers. Some of the products that SunPower manufactures and contracts to manufacture contain Conflict Minerals that are necessary to the functionality or production of such products. However, Conflict Minerals content represents a small portion of the materials content of SunPower’s products.
SunPower is committed to human rights. As a result of this commitment, SunPower commenced its Conflict Minerals diligence activities in 2011, well before the adoption of the Conflict Minerals Rule.
SunPower is several levels removed from the mining of minerals (Conflict Minerals or otherwise). SunPower also does not make purchases of raw ore or unrefined minerals and makes no purchases in the Covered Countries. SunPower therefore has limited influence over the sourcing of the necessary Conflict Minerals in the products that it manufactures or contracts to manufacture (we sometimes refer herein to these products that contain necessary Conflict Minerals as “in-scope products”). In addition, due to its position in the supply chain, SunPower depends upon its suppliers for information concerning the origin of the Conflict Minerals contained in its in-scope products. However, through the efforts described in this Conflict Minerals Report, SunPower seeks to ensure that its suppliers source responsibly.
Reasonable Country of Origin Inquiry Information
As required by the Conflict Minerals Rule, for 2014, SunPower conducted a “reasonable country of origin inquiry.” SunPower’s outreach included 82 suppliers (the “Suppliers”) (1) that contracted to manufacture products for SunPower that were determined by SunPower to contain or potentially contain Conflict Minerals that are necessary to the functionality or production of the products or (2) that provided components, parts or products that were determined by SunPower to contain or potentially contain necessary Conflict Minerals and that were incorporated into products manufactured by SunPower. In connection with its scoping determination, SunPower reviewed product specifications, supply chain records and bills of material, made internal engineering and supplier inquiries, commissioned independent third-party laboratory testing and utilized other information known to it regarding the materials composition of its products. It also considered the degree of influence it exercised with respect to the materials, parts and components of products manufactured by third parties.
For 2014, SunPower’s Suppliers identified 123 smelters and refiners that processed or may have processed the necessary Conflict Minerals contained in SunPower’s in-scope products, as described under “Smelter, Refiner and Country of Origin Information.”
Pursuant to the Conflict Minerals Rule, based on the results of its reasonable country of origin inquiry, SunPower was required to conduct due diligence for 2014. These due diligence efforts are discussed below.
For SunPower’s reasonable country of origin inquiry, to the extent applicable, it utilized the same processes and procedures as for its due diligence. SunPower’s due diligence processes and procedures are described below.
Due Diligence Framework
SunPower utilizes due diligence measures relating to Conflict Minerals that are intended to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Second Edition 2013) (the “OECD Guidance”).
The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of SunPower’s program design are discussed below. However, these are not all of the elements of the program that SunPower has put in place to help ensure that the Conflict Minerals contained in its products are responsibly sourced. Selected due diligence measures that SunPower took in respect of 2014 are discussed under “Due Diligence Program Execution.”
Compliance Team
In support of its compliance efforts, SunPower has a compliance team that is charged with overseeing, implementing and providing feedback on its Conflict Minerals compliance strategy. The team consists of senior staff under SunPower’s legal, supply chain management and products groups. The members of the team and selected other internal personnel are trained on the Conflict Minerals Rule, the OECD Guidance, SunPower’s compliance plan and the procedures for reviewing and validating supplier responses to its inquiries.
SunPower also utilizes specialist outside counsel to advise it on certain aspects of its compliance.
Conflict Minerals Policy; Grievance Mechanism
SunPower has adopted a Conflict Minerals Policy. Under the Conflict Minerals Policy, SunPower suppliers are required to:

1.	Acknowledge SunPower’s Supplier Sustainability Guidelines, which include requirements regarding Conflict Minerals and responsible sourcing, and pass the same requirements on to their suppliers; and

2.
Declare that all products supplied either do not contain Conflict Minerals that are necessary to their production or functionality, or, if they do, that they originate from non-conflict areas or from smelters that have been validated by an independent private sector party to be conflict free.

The Conflict Minerals Policy indicates that SunPower will evaluate its relationships with its suppliers on an ongoing basis to ensure continued compliance with the policy. Under the Conflict Minerals Policy, SunPower reserves the right to request additional documentation from its suppliers regarding the source of any Conflict Minerals included in their products. In addition, suppliers must maintain and provide to SunPower upon request traceability data for a minimum of five years.
The Conflict Minerals Policy is communicated internally to selected employees and to suppliers. In addition, the Conflict Minerals Policy is posted on SunPower’s website at http://us.sunpower.com/company/corporate-social-responsibility/.
Data Collection; Records Storage and Retention
SunPower uses the Conflict Minerals Reporting Template developed by the Conflict-Free Sourcing Initiative (the “CFSI”) to gather information on the use of Conflict Minerals by its suppliers, the source of the Conflict Minerals and the suppliers’ related compliance procedures.

SunPower has an internal electronic database for the maintenance of business records relating to Conflict Minerals due diligence, including records of due diligence processes, findings and resulting decisions. As contemplated by the OECD Guidance, SunPower maintains these records for at least five years.
Supplier Acknowledgements
SunPower requires its suppliers to provide the acknowledgements contemplated by its Conflict Minerals Policy, as described above.
Identification, Assessment and Internal Reporting of Supply Chain Risk
Following SunPower’s scoping determination, SunPower asks relevant suppliers to provide information concerning the usage and source of the Conflict Minerals in their in-scope or potentially in-scope products by submitting a completed copy of the Conflict Minerals Reporting Template. If a supplier does not respond within the requested time frame, SunPower follows up with the supplier.
After SunPower receives Conflict Minerals Reporting Template responses from suppliers, it reviews the responses. SunPower follows up with suppliers that do not fully complete the Conflict Minerals Reporting Template or that submit a response that SunPower determines contained errors or inaccuracies, requesting that the supplier submit a revised response. SunPower also reviews the responses for specified "red flags."
If a completed Conflict Minerals Reporting Template indicates a smelter or refiner, SunPower reviews this information against the Standard Smelter Names tab of the Conflict Minerals Reporting Template, the list of known processing facilities published by the U.S. Department of Commerce (the “Commerce Department List”) and the lists of “compliant” and “active” smelters and refiners published by the CFSI. If an indicated smelter or refiner is not listed on the Standard Smelter Names tab or the Commerce Department List or listed as compliant by the CFSI, SunPower consults public information, requests the assistance of the supplier or contacts the listed entity to attempt to determine whether that entity is actually a smelter or refiner, the mine or location of origin of the Conflict Minerals processed by the smelter or refiner and whether it is known to obtain Conflict Minerals from sources that directly or indirectly finance or benefit armed groups in any of the Covered Countries.
Based on the information furnished by the suppliers and other information known to SunPower, it assesses the risk profile of sourcing from each supplier. The compliance team also reports the findings of its supply chain risk assessment to SunPower’s Sustainability Council, an executive forum focused on environmental sustainability, ethics, community relations and responsible sourcing.
SunPower determines on a case-by-case basis the appropriate risk mitigation strategy for any identified risks. Potential outcomes under SunPower’s risk mitigation strategy include continuing to work with the supplier while risks are addressed or reassessing the relationship with the supplier. Under SunPower’s risk mitigation strategy, to the extent that risks that require mitigation are identified, if applicable, SunPower will adopt procedures for monitoring and tracking the performance of the risk mitigation efforts and for reporting these efforts back to appropriate senior oversight personnel. Under its procedures, SunPower also will undertake additional fact and risk assessments for risks that require mitigation or after a change of circumstances.
Independent Third-party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
To the extent that smelters or refiners are identified, SunPower utilizes information made available by the CFSI concerning independent third-party audits of smelters and refiners. SunPower recently became a member of the CFSI.
Report on Supply Chain Due Diligence
SunPower files a Form SD, and, to the extent required, a Conflict Minerals Report, with the Securities and Exchange Commission and makes these filings available on its corporate website.
Due Diligence Program Execution
In furtherance of SunPower’s Conflict Minerals due diligence, it performed the due diligence measures discussed below for 2014. These are not all of the measures that SunPower took in furtherance of its Conflict Minerals compliance program and pursuant to the Conflict Minerals Rule and the OECD Guidance. For a discussion of the design of SunPower's due diligence measures, see “Due Diligence Framework.”

1.
SunPower sent requests to 82 Suppliers to complete a Conflict Minerals Reporting Template. SunPower requested that the Suppliers furnish it with a completed template at the product level. SunPower followed up by email or phone with the Suppliers that did not provide a response within the specified time frame. SunPower received responses from 73% of the Suppliers.

2.	SunPower reviewed the completed responses received from the Suppliers for incomplete responses, potential errors, inaccuracies and “red flags.”

3.
SunPower reviewed the smelters and refiners identified to it by the Suppliers against those contained on the Standard Smelter Names tab of the Conflict Minerals Reporting Template and the Commerce Department List. To the extent not on either of those lists, SunPower (a) requested that the Supplier confirm that the listed entity is a smelter or refiner, (b) consulted publicly-available information to attempt to determine whether the identified entity was a smelter or refiner or (c) attempted to contact the listed entity.

4.
With respect to those responses that identified a smelter or refiner, SunPower also reviewed that information against the lists of compliant and active smelters and refiners published by the CFSI. Eighty-one of the 123 identified smelters and refiners were listed as compliant by the CFSI as of May 6, 2015 and 9 were listed as active.

5.
To the extent that a smelter or refiner identified by a Supplier was not listed as compliant by the CFSI, SunPower searched public information to attempt to determine the mine or location of origin of the Conflict Minerals processed by the smelter or refiner and whether it obtains Conflict Minerals from sources that directly or indirectly finance or benefit armed groups in a Covered Country.

6.	The compliance team reported the findings of its supply chain risk assessment to SunPower’s Sustainability Council.

7.	In addition, to mitigate the risk that the necessary Conflict Minerals contained in SunPower’s in-scope products directly or indirectly finance or benefit armed groups in the Covered Countries, it:

a.	Held a training session on the Conflict Minerals Rule for selected suppliers, which was conducted by an outside consultant;

b.	Retained specialist outside counsel to assist with its compliance; and

c.	Continued to refine its product scoping.
Product Information
For 2014, SunPower was unable to determine the origin of at least a portion of the necessary Conflict Minerals in each of its in-scope products. Its in-scope products consisted of:

•	Solar panels; and

•	Balance of systems components.
Only a portion of SunPower’s balance of systems components were in-scope for purposes of its compliance with the Conflict Minerals Rule.
For a further discussion of SunPower’s products, see its Annual Report on Form 10-K for the fiscal year ended December 28, 2014. The information contained in the Form 10-K is not incorporated by reference into this Conflict Minerals Report or SunPower's Form SD for 2014 and should not be considered part of this Conflict Minerals Report or the Form SD.
For 2014, none of the Conflict Minerals contained in SunPower’s in-scope products were determined by it to have directly or indirectly financed or benefitted armed groups in a Covered Country. An “armed group” under the Conflict Minerals Rule is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to a Covered Country. However, SunPower did not conclude that any of its products were “DRC conflict free.”
Smelter, Refiner and Country of Origin Information
In connection with SunPower’s reasonable country of origin inquiry or due diligence, as applicable, the Suppliers identified to SunPower the facilities listed below as potentially having processed the necessary Conflict Minerals contained in SunPower’s in-scope products in 2014.

•	123 smelters and refiners were identified by the Suppliers.

•	81 of the smelters and refiners, or 66%, were listed as compliant by the CFSI.

•	9, or 7%, were listed as active.
Due to SunPower’s position in the supply chain, which is discussed earlier in this Conflict Minerals Report, SunPower relies on its suppliers for accurate smelter and refiner information and its reasonable country of origin inquiry and due diligence measures do not provide absolute certainty regarding the source and chain of custody of the necessary Conflict Minerals contained in its in-scope products. See the notes following the table for additional information concerning the information presented in the table.
Smelter and Refiner Information(1)

METAL	NAME	STATUS
Gold	Aida Chemical Industries Co. Ltd.	Compliant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Compliant
Gold	AngloGold Ashanti Córrego do Sítio Minerção	Compliant
Gold	Argor-Heraeus SA	Compliant
Gold	Chimet S.p.A.	Compliant
Gold	Dowa	Compliant
Gold	Heimerle + Meule GmbH	Compliant
Gold	Heraeus Ltd Hong Kong	Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	Compliant
Gold	Ishifuku Metal Industry Co., Ltd.	Compliant
Gold	Japan Mint	Compliant
Gold	Johnson Matthey Inc	Compliant
Gold	Kennecott Utah Copper LLC	Compliant
Gold	KOJIMA CHEMICALS CO.,LTD.	Compliant
Gold	LS-NIKKO Copper Inc.	Compliant
Gold	Materion	Compliant
Gold	Matsuda Sangyo Co., Ltd.	Compliant
Gold	Mitsui Mining and Smelting Co., Ltd.	Compliant
Gold	Nihon Material Co. LTD	Compliant
Gold	Ohio Precious Metals, LLC	Compliant
Gold	PT Aneka Tambang (Persero) Tbk	Compliant
Gold	Royal Canadian Mint	Compliant
Gold	SEMPSA Joyería Platería SA	Compliant
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Compliant
Gold	Solar Applied Materials Technology Corp.	Compliant
Gold	Sumitomo Metal Mining Co., Ltd.	Compliant
Gold	Tanaka Kikinzoku Kogyo K.K.	Compliant
Gold	The Refinery of Shandong Gold Mining Co. Ltd	Compliant
Gold	Tokuriki Honten Co., Ltd	Compliant
Gold	Umicore SA Business Unit Precious Metals Refining	Compliant
Gold	United Precious Metal Refining, Inc.	Compliant
Gold	Valcambi SA Corp.	Compliant
Gold	Western Australian Mint trading as The Perth Mint	Compliant
Gold	Zijin Mining Group Co. Ltd	Compliant
Gold	Rand Refinery (Pty) Ltd	Compliant
Gold	Asahi Pretec Corporation	Compliant
Gold	Aurubis AG	Compliant
Gold	Asaka Riken Co Ltd	Active

Gold	Cendres & Metaux SA	Active
Gold	Torecom	Active
Gold	Yokohama Metal Co Ltd	Active
Gold	Metalor Technologies (Hong Kong) Ltd	Known
Gold	Metalor Technologies SA	Known
Gold	Metalor USA Refining Corporation	Known
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Known
Gold	Caridad	Known
Gold	Chugai Mining	Known
Gold	Hwasung CJ Co. Ltd	Known
Gold	Jiangxi Copper Company Limited	Known
Gold	Navoi Mining and Metallurgical Combinat	Known
Gold	Sabin Metal Corp.	Known
Gold	SAMWON METALS Corp.	Known
Gold	So Accurate Group, Inc.	Known
Tantalum	Duoluoshan	Compliant
Tantalum	Exotech Inc.	Compliant
Tantalum	Jiujiang Jinxin Nonferous Metals Co., Ltd	Compliant
Tantalum	Mitsui Mining & Smelting	Compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Compliant
Tantalum	Solikamsk Metal Works	Compliant
Tantalum	Ulba Metallurgical Plant, jsc	Compliant
Tantalum	Zhuzhou Cement Carbide	Compliant
Tantalum	Global Advanced Metals	Known
Tantalum	H.C. Starck	Known
Tantalum	Plansee	Known
Tin	Alpha	Compliant
Tin	Cooper Santa	Compliant
Tin	CV United Smelting	Compliant
Tin	EM Vinto	Compliant
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	Compliant
Tin	Malaysia Smelting Corporation (MSC)	Compliant
Tin	Mineração Taboca S.A.	Compliant
Tin	Minsur	Compliant
Tin	Mistubishi Materials Corporation	Compliant
Tin	Mitsubishi Materials Corporation	Compliant
Tin	OMSA	Compliant
Tin	PT Artha Cipta Langgeng	Compliant
Tin	PT Babel Inti Perkasa	Compliant
Tin	PT Bangka Putra Karya	Compliant
Tin	PT Bangka Tin Industry	Compliant
Tin	PT Belitung Industri Sejahtera	Compliant
Tin	PT Bukit Timah	Compliant
Tin	PT Eunindo Usaha Mandiri	Compliant
Tin	PT Mitra Stania Prima	Compliant
Tin	PT Bangka Timah Utama Sejahtera	Compliant
Tin	PT Refined Banka Tin	Compliant
Tin	PT Sariwiguna Binasentosa	Compliant
Tin	PT Stanindo Inti Perkasa	Compliant

Tin	PT Tambang Timah	Compliant
Tin	PT Timah (Persero), Tbk	Compliant
Tin	PT Tinindo Inter Nusa	Compliant
Tin	Thaisarco	Compliant
Tin	Yunnan Tin Company, Ltd.	Compliant
Tin	White Solder Metalurgia e Mineração Ltda.	Compliant
Tin	China Tin Group Co., Ltd.	Active
Tin	Fenix Metals	Active
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	Active
Tin	China National Non-Ferrous	Known
Tin	Daejin Indus Co. Ltd	Known
Tin	DaeryungENC	Known
Tin	Do Sung Corporation	Known
Tin	Rahman Hydraulic Tin Berhad	Known
Tin	PT Bangka Kudai Tin	Known
Tin	PT Koba Tin	Known
Tin	PT Timah Nusantara	Known
Tin	CV Serumpun Sebalai	Known
Tin	Gejiu Zi-Li	Known
Tin	Huichang Jinshunda Tin Co. Ltd	Known
Tin	The Nankang Nanshan Tin Co., Ltd.	Known
Tin	Metallo Chimique	Known
Tin	Novosibirsk Integrated Tin Works	Known
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	Compliant
Tungsten	Global Tungsten & Powders Corp.	Compliant
Tungsten	Hunan Chun-chang Non-ferrous Smelting & Concentrating Co., Ltd.	Compliant
Tungsten	Japan New Metals Co Ltd	Compliant
Tungsten	Xiamen Tungsten Co., Ltd	Compliant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	Compliant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	Compliant
Tungsten	Ganzhou Nonferrous Metals Smelting Co Ltd.	Active
Tungsten	FUJIAN JINXIN TUNGSTEN CO.,LTD	Active
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	Known
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	Known
Tungsten	Wolfram Company CJSC	Known

1)	SunPower notes the following in connection with the information contained in the foregoing table:

a)
The smelters and refiners listed above were identified to SunPower by the Suppliers. Not all of the listed smelters and refiners may have processed the necessary conflict minerals contained in SunPower’s in-scope products, since some Suppliers reported at a “company level,” meaning that they reported the Conflict Minerals contained in all of their products, not just those in the products that they sold to SunPower. Some Suppliers also may have reported smelters and refiners that were not in SunPower’s supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the smelters and refiners reflected above may not include all of the smelters and refiners in SunPower’s supply chain, since some Suppliers did not identify all of their smelters and refiners and because not all Suppliers responded to SunPower’s inquiries.

b)
The listed smelters and refiners only include those reported entities that were listed on the Standard Smelter Names tab of the Conflict Minerals Reporting Template or the Commerce Department List because those are the only reported entities that SunPower was able to determine were smelters or refiners.

c)	Smelter or refiner status information in the table is as of May 6, 2015.

d)
“Compliant” means that a smelter or refiner is listed as compliant with the Conflict-Free Smelter Program’s (“CFSP”) assessment protocols, including through mutual recognition, or is classified as “Re-audit in process” by the CFSP. Included smelters and refiners were not necessarily Compliant for all or part of 2014 and may not continue to be Compliant for any future period. SunPower does not have information on the origin of the Conflict Minerals processed by any of the Compliant smelters and refiners prior to their respective certification dates.

e)
As used herein, “Active” means that the smelter or refiner is listed as having submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP or has committed to complete a CFSP validation audit within two years of membership issuance by the TI - CMC (also known as Category A membership).

f)	Smelter or refiner status reflected in the table is based solely on information made publicly available by the CFSI, without independent verification by SunPower.

g)	“Known” means that a smelter or refiner is listed on the CFSI Standard Smelter Names tab or the Commerce Department list, but is not Compliant or Active.

SunPower has endeavored to determine the mine or location of origin of the necessary Conflict Minerals contained in its in-scope products by requesting that the Suppliers provide it with completed Conflict Minerals Reporting Templates. Where a smelter or refiner has been identified, SunPower also has reviewed public information, to the extent available, to try to determine the mine or location of origin.
The countries of origin of the Conflict Minerals processed by the Compliant smelters and refiners identified to SunPower by the Suppliers may have included the countries listed below.
L1 - Countries that are not identified as conflict regions or plausible areas of smuggling or export of from these regions of Conflict Minerals: Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Canada, Chile, China, Colombia, Cote d’Ivoire, Czech Republic, Djibouti, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam and Zimbabwe.
L2 - Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing Conflict Minerals: Kenya, Mozambique and South Africa.
L3 - The DRC and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Uganda, United Republic of Tanzania and Zambia.
DRC - The Democratic Republic of the Congo.
Some of the Conflict Minerals processed by the Compliant smelters and refiners may have originated in whole or in part from recycled or scrap sources.
Due Diligence Improvement Measures
SunPower intends to further improve its due diligence measures for 2015 in order to mitigate the risk that the necessary Conflict Minerals in its in-scope products benefit armed groups by taking the following steps, among others:

•	Use the latest version of the Conflict Minerals Reporting Template for its 2015 supplier inquiries.

•	Continue to encourage Suppliers that provided company level information for 2014 to provide product level information for 2015 through ongoing outreach with these Suppliers.

•	Continue to engage with Suppliers that provided incomplete responses or that did not provide responses for 2014 to help ensure that they provide requested information for 2015.

•	Communicating its sourcing expectations to any new supplier in 2015.
The foregoing steps are in addition to the steps that SunPower took for 2014, which it intends to continue to take for 2015 to the extent applicable.